Exhibit 10.3(b)

[Insert Date]

Dear [Insert Name of Participant]:

I am pleased to inform you that you have been selected to participate in the ADTRAN, Inc. Variable Incentive Compensation Plan for [Insert Year]. Your 100% target bonus amount is [Insert Dollar Amount]. This one-time bonus payment will be calculated as described in the ADTRAN, Inc. Variable Incentive Compensation Program (Exhibit A) attached on the following page of this document, with [Insert Percentage] based on corporate results and [Insert Percentage] based on your personal goals. The personal goal elements described in the plan will be defined on Exhibit B.

Enclosed with this letter is an Employee Clawback Agreement that must be signed and returned to Joia Thompson by [Insert Date].

Any bonus amount that is achieved will be paid in [Insert Quarter] of [Insert Year].  You must be employed by ADTRAN at the time of payment. Please contact Joia Thompson if you have questions regarding this information, and thank you again for your continued contributions to ADTRAN’s ongoing success.

Sincerely,

/s/Thomas R. Stanton

Thomas R. Stanton

Chairman and Chief Executive Officer

ADTRAN, INC.